EXHIBIT 99.1

Frequently Asked Questions

Q:  What was announced?

A:  NV Energy has agreed to be acquired by MidAmerican Energy Holdings Company for $23.75 per share in an all-cash transaction.

Q:  How did this come about?

A:  The chronology of the transaction will be contained in the proxy statement to be filed with the Securities and Exchange Commission.  We expect to file the proxy statement this summer.

Q:  What does this transaction mean for customers?

A:  This transaction should be seamless for customers.  We do not expect that there will be any changes to our operations – MidAmerican has indicated that it intends to keep in place our call centers, outage response teams, customer service programs and other operating activities.

Q:  Will this have an effect on my electric or gas service?

A:  No effects on your electric or gas service are expected as a result of this transaction.  Our dedicated team of employees will continue to do what they’ve always done – and that is deliver safe and reliable service at predictable and reasonable prices.

Q:  Will this transaction mean lower rates for customers?

A:  This transaction will have no immediate impact on rates.  Our rates are established by the Public Utilities Commission of Nevada (PUCN) and that process does not change.

Q:  Does this transaction change how the PUCN regulates the company?

A:   No, the company still will be regulated by the PUCN.

Q:  What is NV Energy’s rationale for this transaction?

A:  The transaction is a positive step forward for NV Energy.  It provides an attractive value for our stockholders, and our operations going forward will be supported by a very well capitalized organization that shares our commitment to provide the highest quality of service to our customers.

Q:  Who is MidAmerican Energy Holdings Company?

A:  MidAmerican Energy Holdings Company is the Berkshire Hathaway subsidiary that owns and operates generation, transmission and distribution companies in the U.S. and abroad.  Warren Buffett is the chairman of Berkshire Hathaway.  Collectively, MidAmerican serves 7.1 million electric and natural gas customers, operates 178,000 miles of electric transmission and distribution lines and 39,000 miles of natural gas pipelines.  It manages a fleet of electric generators having an aggregate capacity of 23,500 megawatts, including more than 7,200 megawatts of capacity from renewable and non-carbon generation resources.

Q:  I am an NVE stockholder, what happens to my shares?

A:  Upon completion of the transaction, MidAmerican will purchase all NV Energy shares for $23.75 per share.  MidAmerican will become the owner of all NV Energy shares and NV Energy stock will no longer be traded on the New York Stock Exchange.

Q:  Will you still pay a dividend?

A:  Subject to the limitations of the merger agreement, the NV Energy Board of Directors retains discretion on paying dividends prior to the effective date of the merger.

Q:  When will this transaction be completed?

A:  This transaction is subject to customary closing conditions including the receipt of certain regulatory approvals as well as approval from NV Energy’s stockholders.  It is currently expected to close in the first quarter of 2014, subject to the satisfaction of those closing conditions.